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                                     FORM 15

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


      Certification and Notice of Termination of Registration under Section
          12(g) of the Securities Exchange Act of 1934 or Suspension of
                 Duty to File Reports Under Section 13 and 15(d)
                     of the Securities Exchange Act of 1934

                         Commission File Number 001-12318

                            BALLARD MEDICAL PRODUCTS
                            ------------------------
             (Exact name of registrant as specified in its charter)

                   12050 LONE PEAK PARKWAY, DRAPER, UTAH 84020
                   -------------------------------------------
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                          COMMON STOCK, $0.10 PAR VALUE
                          -----------------------------
            (Title of each class of securities covered by this Form)


                                       N/A
                                       ---
           (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)      [X]*                        Rule 12h-3(b)(1)(ii)   [ ]
         Rule 12g-4(a)(1)(ii)     [ ]                         Rule 12h-3(b)(2)(i)    [ ]
         Rule 12g-4(a)(2)(i)      [ ]                         Rule 12h-3(b)(2)(ii)   [ ]
         Rule 12g-4(a)(2)(ii)     [ ]                         Rule 15d-6             [ ]
         Rule 12h-3(b)(1)(i)      [X]*

         Approximate number of holders of record as of the certification or
notice date:    1
               ---





* Jazz Acquisition Corp., a wholly-owned subsidiary of Kimberly-Clark Corporation, was merged with and into Ballard Medical Products, effective September 23, 1999.

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         Pursuant to the requirements of the Securities Exchange Act of 1934,
Ballard Medical Products has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE:  September 23, 1999        BALLARD MEDICAL PRODUCTS

                                       By:    /s/ Donald  M. Crook
                                              ----------------------------------
                                       Name:  Donald M. Crook
                                       Title: Vice President and Secretary



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